                             (Attorneys Letterhead)
                 (Greenbaum, Rowe, Smith, Ravin, Davis & Himmel)
                              (Councellors at Law)
                          (Metro Corporate Campus One)
                                 (P.O. Box 5600)
                       (Woodbridge, New Jersey 07095-0988)


                                    EXHIBIT 5

August 13, 1996

Securities and Exchange Commission
Division of Corporate Finance
450 Fifth Street, N.W.
Washington, D.C.  20549

         Re:      Saratoga Brands, Inc.

Gentlemen:

         Saratoga Brands Inc. (the "Company") is filing a Registration Statement on Form S-8, covering the registration of 1,000,000 shares of the common stock of the Company, par value $.01 per share, for an offering to employees pursuant to its 1994 Stock Option Plan (the "Plan"). We have been asked to issue an opinion as to whether the securities being registered will, when sold, be legally issued, fully paid and non-assessable.

         We have examined the Certificate of Incorporation and By-Laws, as amended to date, and other corporate records of the Company and have made such other investigations as we have deemed necessary in connection with the opinions hereinafter set forth. We have relied, to the extent we deem such reliance proper, upon certain factual representations given in certificates of officers of the Company, and, although we have not independently verified certain of the facts contained therein, nothing has come to our attention which would cause us to believe that any of the statements contained therein are not true or are misleading.

         In making the aforesaid examinations, we have assumed: (i) The genuineness of all signatures and the conformity to original documents of all copies furnished to us; (ii) that the corporate records of the Company furnished to us constitute all of the existing corporate records of the company and include all corporate proceedings taken by it; (iii) that the securities being registered will, when sold, be sold for an amount not less than the sale price authorized by action of the Board of Directors of the Company or its designated representatives, and in no event for less than the price required by the Plan and by applicable state law. We have assumed for purposes of this opinion that the laws of the State of New York are identical to those of New Jersey, which is the only state in which we are licensed to practice law.

         Based solely upon and subject to the foregoing, we are of the opinion that the securities being registered by the Company will, when sold, be validly issued, fully paid and non-assessable.

         We hereby consent to the filing of this opinion as Exhibit 5 to the aforesaid Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Prospectus.


                               Very truly yours,


                               /s/ Greenbaum, Rowe, Smith, Ravin, Davis & Himmel